UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):      June 23, 2010

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identificatin No.)

210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170
(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As reported previously, on June 15, 2010 Trans Energy, Inc. (the “Company”) received a written notice of maturity / reservation of rights from CIT Capital USA Inc. (“CIT”) with respect to a certain credit agreement in the form of a senior secured revolving credit facility.  The credit facility matured on June 15, 2010 and CIT advised the Company that no further loans will be made under the agreement and that all indebtedness under the agreement is due and payable.  The principal amount due is $30,000,000 plus any accrued and unpaid interest and other fees and expenses.  CIT also advised the Company that it is reserving the right to exercise any and all rights and remedies available under the agreement.

As a provision of the credit agreement, the Company conveyed to CIT a first priority, continuing security interest in, lien on and right of setoff against, all of the Company’s properties, assets, security interests, related books and records and any proceeds from sales and revenues generated from the foregoing.  All principal payments became due at maturity on June 15, 2010 for all borrowings outstanding on that date.

On June 18, 2010, CIT and the Company executed a forbearance letter agreement whereby CIT rescinded its June 15, 2010 notice of maturity.  CIT agreed to forebear from exercising its rights and remedies against the Company and its property until June 25, 2010.  The forbearance is subject to the conditions that the Company engages a financial restructuring consultant, reasonably acceptable to CIT, and pays to CIT an initial forbearance fee of $150,000 on or before June 25, 2010.

On June 18, 2010, the Company entered into an agreement with Oppenheimer & Co. Inc. whereby Oppenheimer will act as the Company’s financial advisor and investment banker to assist in a possible restructuring plan and/or refinancing of the CIT credit agreement.   On June 25, 2010, CIT and the Company executed a second forbearance agreement that extends the forbearance until July 2, 2010 and postpones the initial forbearance fee for one week.  Under the extended forbearance agreement, the company is obligated to pay the initial forbearance fee and an additional forbearance fee of $50,000 on or before July 2, 2010.  The extended forbearance agreement expressly reserves CIT’s right to exercise any and all rights and remedies available to it under the credit agreement.  If the Company is unable to restructure the credit agreement or arrange for alternative financing, the agreement will be in default and the principal amount and accrued interest and fees would become immediately due.

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 23, 2010, James K. Abcouwer resigned from his positions as President, Chief Executive Officer and Chairman of the Company’s Board of Directors.  Mr. Abcouwer will continue to serve on the Board of Directors.  At the time of Mr. Abcouwer’s resignations, there were no disagreements between him and the Company on any matter relating to the Company's operations, policies or practices.

On June 25, 2010, the Board of Directors appointed John G. Corp as the new President and Loren E. Bagley as interim Chairman of the Board of Directors.  Mr. Corp, age 50, has been a director of the Company since February 2005 and has served as Vice President of Northern Operations since May 2009.  Mr. Corp has more than 25 years of experience in drilling, production and oilfield service operations in the Appalachian Basin.

Mr. Bagley, age 68, has been a director of the Company since August of 1991 and has previously served as President and Chief Executive Officer from September 1993 to September 2001. He has also served as a Vice President since 2001. Mr. Bagley has over 30 years of experience in the oil and gas industry including acting as a lease agent, funding and drilling of oil and gas wells, supervising production of existing wells and negotiating the purchase and marketing of natural gas contracts.

In October 2009, in order to raise funds to immediately settle a disputed invoice for drilling services, the Company sold for $321,192 an interest in five shallow wells, which management determined to be non-strategic to the Company, to Sancho Oil & Gas Corporation that is principally owned by Mr. Bagley.  Additionally, Mr. Bagley extended a 60-day bridge loan to the Company in the name of Sancho Oil & Gas in the amount of $478,858.  As provided by the terms of the bridge loan, Sancho converted its note for 736,705 shares of the Company’s common stock on February 16, 2010.  Sancho also holds a contract with the Company whereby the Company has the right to sell natural gas to Sancho subject to the terms and conditions of a long-term contract.

The Board of Directors has not named a new Chief Executive Officer, but will commence a search to consider possible candidates in the near future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

June 29, 2010	By	/s/ JOHN G. CORP
John G. Corp
President